Exhibit 99.1
Hanmi Financial Corp. Appoints New Director
LOS ANGELES — June 5, 2009 — Hanmi Financial Corporation (Nasdaq: HAFC), the holding company of Hanmi Bank, announced that Charles C. Kwak has been appointed to the Company’s Board of Directors and to the Board of Directors of Hanmi Bank effective July 1, 2009.
Mr. Kwak, who has a Bachelor of Law degree from the College of Law, Seoul National University, began his career in 1968 with the Korea Exchange Bank, first in Seoul, and later, from 1972 to 1976, in Los Angeles. He then attended the School of Law, University of California at Los Angeles, where he earned a J.D. Upon being admitted to the California Bar in December 1979, he established a private law practice in Los Angeles with an emphasis on banking, real estate, bankruptcy, and small businesses. In 2007 Mr. Kwak returned to Korea, where until his retirement this month he was a professor of law at Handong Global University in Pohang.
“I look forward to having Mr. Kwak join us next month,” said Jay S. Yoo, President and Chief Executive Officer. “With his extensive experience in both banking and the law, he will be a great addition to Hanmi’s Board. His longstanding familiarity with Southern California and the needs of its diverse ethnic communities will be invaluable as Hanmi addresses the challenges of the current economic downturn. He is particularly well known within the Korean-American banking community, having served for more than 15 years on the board of Pacific Union Bank, acquired by Hanmi Financial Corp. in 2004.”
About Hanmi Financial Corporation:
Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service offices in Los Angeles, Orange, San Bernardino, San Francisco, Santa Clara and San Diego counties, and two loan production offices in Virginia and Washington State. Hanmi Bank specializes in commercial, Small Business Administration (“SBA”) and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmifinancial.com.
Contact:
Stephanie Yoon
Investor Relations
213-427-5631
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